Exhibit 5.1

[Jones Day Letterhead]

December 7, 2012

The Sherwin-Williams Company

101 West Prospect Avenue, N.W.

Cleveland, Ohio 44115-1075

Re:	$700,000,000 of 1.35% Senior Notes due 2017; and
$300,000,000 of 4.00% Senior Notes due 2042 of The Sherwin-Williams
Company

Ladies and Gentlemen:

We are acting as counsel for The Sherwin-Williams Company, an Ohio corporation (the “Company”), in connection with the issuance and sale of $700,000,000 aggregate principal amount of 1.35% Senior Notes due 2017 (the “2017 Notes”) and $300,000,000 aggregate principal amount of 4.00% Senior Notes due 2042 (the “2042 Notes” and, together with the 2017 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated December 4, 2012 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The 2017 Notes are being issued under an indenture, dated as of February 1, 1996 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon (as successor to Chemical Bank), as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of December 7, 2012 (together with the Base Indenture, the “2017 Notes Indenture”), by and between the Company and the Trustee, and the 2042 Notes are being issued under the Base Indenture, as supplemented by the Third Supplemental Indenture, dated as of December 7, 2012 (together with the Base Indenture, the “2042 Notes Indenture”), by and between the Company and the Trustee. The 2017 Notes Indenture and the 2042 Notes Indenture are together referred to herein as the “Indentures.”

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indentures, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indentures and (iii) the Indentures are the valid, binding and enforceable obligations of the Trustee.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or

The Sherwin-Williams Company

December 7, 2012

affecting creditors’ rights generally and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York and the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-163747) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day